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                                                                   EXHIBIT 4.1

                          Business Consulting Agreement

AGREEMENT, made and entered into May 15th, 2003, by and between Mr. Guy A. Galluccio Individually, of American Investment Corporation, Inc., with offices located at 1109 North 21st Avenue, Suite 120, Hollywood, FL 33020 (Galluccio) and Military Resale Group, Inc., a New York Corporation with offices located at 2180 Executive Circle, Colorado Springs, CO 80906 and ("MRG").

                              W I T N E S S E T H:

         WHEREAS, Galluccio provides consultation and advisory services relating to business management and marketing; and

         WHEREAS, MRG desires to utilize Galluccio services in connection with its operations.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Galluccio and MRG hereby agree as follows:

1. CONSULTING SERVICES. Effective as of May 15th, 2003, by and subject to the terms and conditions herein contained, Galluccio shall provide business management, marketing consultation and advisory services to MRG. Such services shall include (a) the preparation, implementation and monitoring of business and marketing plans, (b) advice concerning potential products for MYRG to market,
(c) research and internet searches to obtain the information necessary to support items (a) & (b) and assist MYRG in developing its Business and market
(d) such other managerial assistance as Galluccio shall deem necessary or appropriate for MRG's business.

2. PAYMENT. In consideration for the services of Galluccio to be provided hereunder shall be 200,000 freely tradable shares, the option to purchase 100,000 freely tradable shares at $0.50. The shares are to be issued in the name of Mr. Guy A. Galluccio please have all the certificates delivered to 1109 North 21st Avenue, Suite 120, Hollywood, FL 33020.

 3. EXPENSES. MRG shall reimburse Galluccio for all pre-approved travel and other expenses incurred by it in rendering services hereunder, including any expenses incurred by consultants when such consultants are temporarily located outside of the metropolitan Fort Lauderdale or Miami, area for the purpose of rendering services to or for the benefit of MRG pursuant to this Agreement. Galluccio shall provide receipts and vouchers to MRG for all expenses for which reimbursement is claimed.

4. INVOICES. All pre-approved invoices for services provided to MRG and expenses incurred by Galluccio in connection therewith shall be payable in full within ten (10) days of the date of such invoice.


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5.  PERSONNEL.  Galluccio  shall be an  independent  contractor and no personnel utilized by Galluccio in providing services hereunder shall be deemed an employee of MRG. Moreover, Galluccio or any other such person shall be empowered hereunder to act on behalf of MRG. Galluccio shall have the sole and exclusive
responsibility   and  liability  for  making  all  reports  and   contributions,
withholdings, payments and taxes to be collected, withheld, made and paid with respect to persons providing services to be performed hereunder on behalf of MRG, whether pursuant to any social security, unemployment insurance, worker's compensation law or other federal, state or local law now in force and effect or hereafter enacted.

6. TERM AND TERMINATION. This Agreement shall be effective from May 15th, 2003 and shall continue in effect for a period of 6 months thereafter. This Agreement may be renewed for a provisional six-month period thereafter, upon mutual agreement of the parties.

7. NON-ASSIGNABILITY. The rights, obligations, and benefits established by this Agreement shall not be assignable by either party hereto. This Agreement shall, however, be binding upon and shall inure to the benefit of the parties and their successors.

8. CONFIDENTIALITY. Galluccio nor any of its consultants, other employees, officers, or directors shall disclose knowledge or information concerning the confidential affairs of MRG with respect to MRG's business or finances that was obtained in the course of performing services provided for herein.

9. LIMITED LIABILITY. Galluccio nor any of its consultants, other employees, officers or directors shall be liable for consequential or incidental damages of any kind to MRG that may arise out of or in connection with any services performed by Galluccio hereunder.

10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to the conflicts of law principles thereof or actual domicile of the parties.

11. NOTICE. Notice hereunder shall be in writing and shall be deemed to have been given at the time when deposited for mailing with the United States Postal Service enclosed in a registered or certified postpaid envelope addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

12. NO OTHER AGREEMENTS. This Agreement supersedes all prior understandings, written or oral, and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof. No waiver, modification or termination of this Agreement shall be valid unless in writing signed by the parties hereto.


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IN WITNESS WHEREOF,  MRG, GALLUCCIO HAVE DULLY EXECUTED THIS AGREEMENT AS OF THE
DAY AND YEAR FIRST ABOVE WRITTEN.

Military Resale Group, Inc.                           Consultant

/S/ ETHAN D. HOKIT                                   /S/  GUY A. GALLUCCIO
------------------                                   ---------------------
By: Ethan D. Hokit, President                        By:  Mr. Guy A. Galluccio


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